Exhibit 23.2
PricewaterhouseCoopers
Chartered Accountants
Dorchester House
7 Church Street
Hamilton HM 11
Bermuda
Telephone +1 (441) 295 2000
Facsimile +1 (441) 295 1242
www.pwc.com/bermuda
August 23, 2007
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Leucadia National Corporation of our report dated March 2, 2006 relating to the financial statements of Olympus Re Holdings, Ltd., which appears in Leucadia National Corporation’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006. We also consent to the references to us under the heading “Experts” in such registration statement.

A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation